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EXHIBIT (k)(iv)
INFORMATION AGENT FEE AGREEMENT

                                October 25, 2002

Boulder Growth & Income Fund, Inc.
1680 38th Street, suite 800
Boulder, CO 80301

          Re: Letter of Agreement

Gentlemen:

This Letter of Agreement, including the Appendix attached hereto (collectively, this "Agreement"), sets forth the terms and conditions of the engagement of Georgeson Shareholder Communications Inc. ("GS") by Boulder Growth & Income Fund, Inc. (the "Company") to act as Information Agent in connection with its upcoming Rights Offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

     (a) Services. GS shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (collectively, the "Services").

     (b) Fees. In consideration of GS' performance of the Services, the Company shall pay GS the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I.

     (c) Expenses. In connection with GS' performance of the Services, and in addition to the fees and charges discussed in paragraph (b) hereof, the Company agrees that it shall be solely responsible for the following costs and expenses, and that the Company shall, at GS' sole discretion, (i) reimburse GS for such costs and expenses actually incurred by GS, (ii) pay such costs and expenses directly and/or (iii) advance sufficient funds to GS for payment of such costs and expenses:

          o expenses incidental to the Offer, including postage and freight charges incurred in delivering Offer materials;

          o expenses incurred by GS in working with its agents or other parties involved in the Offer, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;




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          o    expenses incurred by GS at the Company's request or for the
               Company's convenience, including copying expenses, expenses relating to the printing of additional and/or supplemental material and travel expenses of GS' executives;

          o any other fees and expenses authorized by the Company and resulting from extraordinary contingencies which arise during the course of the Offer, including fees and expenses for advertising, media relations, stock watch and analytical services.

     (d) Compliance with Applicable Laws. The Company and GS hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (e) Indemnification. The Company agrees to indemnify and hold harmless GS and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by GS, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving GS which directly relate to or arise out of GS' performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from GS' gross negligence or intentional misconduct). In addition, the prevailing party shall be entitled to reasonable attorneys' fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

     (f) Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of




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          personal jurisdiction of such courts, improper venue or forum non conveniens.

     (g) Exclusivity. The Company agrees and acknowledges that GS shall be the sole Information Agent retained by the Company in connection with the Offer, and that the Company shall refrain from engaging any other Information Agent to render any Services, in a consultative capacity or otherwise, in relation to the Offer.

     (h) Additional Services. In addition to the Services, the Company may from time to time request that GS provide it with certain additional consulting or other services. The Company agrees that GS' provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties at such time or times, and that the fees charged in connection therewith shall be at GS' then-current rates.

     (i) Confidentiality. GS agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for GS' use in fulfilling its obligations hereunder and (ii) any information developed by GS based upon such material non-public information (collectively, "Confidential Information"). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by GS or any of its officers, directors, employees, agents or affiliates; (x) was available to GS on a nonconfidential basis and in accordance with law prior to its disclosure to GS by the Company;
          (y) becomes available to GS on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by GS based on information described in clauses (w), (x) or (y) of this paragraph. The Company agrees that all reports, documents and other work product provided to the Company by GS pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of GS. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

     (j)  Entire Agreement; Appendix. This Agreement constitutes the




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          entire agreement and supersedes all prior agreements and
          understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Company (by operation of law or otherwise).

     If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Shareholder Communications Inc., 17 State Street - 10th Floor, New York, New York 10004, Attention: Marcy Roth, Contract Administrator.

Agreed to and accepted as of           Sincerely,
the date first set forth above:

BOULDER GROWTH & INCOME FUND, INC.     GEORGESON SHAREHOLDER COMMUNICATIONS INC.


By: /s/ Stephen C. Miller                   By: /s/ Keith T. Haynes

    Stephen C. Miller                           Keith T. Haynes
Title: President                            Title: Managing Director




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                                   APPENDIX I

                            FEES & SERVICES SCHEDULE

BASE SERVICES                                                            $20,000

          o Advice and Consultation with respect to set up and progress of Offer

          o    Assistance in preparation and posting of advertisements

          o Dissemination of Offer documents to bank and broker community and communication with reorganization department managers

PREMIUM SERVICES                                                             TBD

          o    Telephone communications with target shareholders

          o    $5.00 per completed call (incoming and outgoing)

NOTE: The foregoing fees are exclusive of reimbursable expenses as described in paragraph (c) of this Agreement. In addition, the Company will be charged a fee of $1,000 if the Offer is extended for any reason.